Exhibit 10.15

EXECUTION VERSION

FIRST AMENDMENT TO

STOCK PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT, dated as of December 21, 2007 (this “Amendment”), is made and entered into by and between Stora Enso Oyj, a corporation incorporated under the Laws of the Republic of Finland (“Seller”), Stora Enso North America Inc., a Delaware corporation (the “Company“), and NewPage Holding Corporation, a Delaware corporation (“Purchaser“). Capitalized terms used herein but otherwise not defined shall have the meaning given to such terms in the Purchase Agreement (as defined below).

WHEREAS, Seller, the Company and Purchaser have entered into that certain Stock Purchase Agreement, dated as of September 20, 2007 (the “Purchase Agreement”), which contemplates that Seller will sell to Purchaser, and Purchaser shall purchase from Seller, all of the issued and outstanding Shares, upon the terms and subject to the conditions set forth in the Purchase Agreement; and

WHEREAS, Seller, the Company and Purchaser desire to amend the Purchase Agreement as set forth below;

NOW, THEREFORE, in consideration of the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

AMENDMENT TO PURCHASE AGREEMENT

Section 1.1 Amendment to the Recitals. The recitals to the Purchase Agreement are amended and restated in their entirety as follows:

“WHEREAS, Seller is the record and beneficial owner of all of the issued and outstanding common stock of the Company, par value $1.00 (the “Shares“);

WHEREAS, the Shares represent all of the issued and outstanding equity interests in the Company;

WHEREAS, the Parties desire to enter into this Agreement pursuant to which Seller shall sell to Purchaser, and Purchaser and its Affiliates shall purchase from Seller in accordance with Section 1.06, all of the Shares, on the terms and conditions set forth herein;

WHEREAS, prior to the Closing, Purchaser will cause to be formed NewPage Group Inc., a Delaware corporation (“Holdco”), that (i) will enter into a contribution agreement with Escanaba Timber LLC (“Escanaba”) pursuant to which Escanaba will contribute to Holdco all of the outstanding common stock of Purchaser in exchange for 45,288,000 shares of common stock of Holdco (representing as of the Closing, 80.1% of the outstanding Holdco Shares (not taking into account any additional equity issued by Holdco to management of NewPageCo from and after Closing pursuant to the Holdco’s 2008 Management Incentive Plan)) pursuant to Section

351 of the Code and (ii) concurrently with the Closing issue to Seller the Holdco Shares and the Holdco Note and the parties hereto will treat such transactions as exchanges pursuant to Section 351 of the Code;

WHEREAS, concurrently with the execution of this Agreement as of September 20, 2007, and as a condition and inducement to Seller’s willingness to enter into this Agreement as of September 20, 2007, Sponsor provided the Guarantee in favor of Seller;

WHEREAS, as a condition and inducement to the Parties’ willingness to amend this Agreement as of December 21, 2007, the Parties have entered into an Amended and Restated Transition Services Agreement (the “Amended and Restated Transition Services Agreement“) and an Amended and Restated Intellectual Property Agreement, each dated as of December 21, 2007 (the “Amended and Restated Intellectual Property Agreement“); and

WHEREAS, (i) at the Closing, Holdco, Seller and the other holders of Holdco common stock will enter into the Securityholders Agreement, substantially in the form attached hereto as Exhibit B (the “Securityholders Agreement“), and (ii) prior to the Closing, Seller and/or one or more of its Subsidiaries will enter into (x) a Pulp Supply Agreement containing the terms attached hereto as Exhibit C (the “Pulp Supply Agreement“) and (y) those agreements related to Corenso North America Corp., a wholly owned Subsidiary of Seller (“Corenso”) contemplated by Exhibit F (together, the “Corenso Agreements“).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, each Party hereby agrees as follows:”

Section 1.2 Amendment of Section 1.01. Section 1.01 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“SECTION 1.01 Sale and Purchase of Shares. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with Section 1.06(b) hereto, Seller agrees to sell, assign, transfer and deliver to Holdco and NewPageCo at Closing, and Purchaser agrees to cause Holdco and NewPageCo to purchase and accept delivery from Seller of, all of the Shares, which Shares shall constitute all of the outstanding equity securities of the Company, free and clear of all Liens (other than Liens created by this Agreement and those Liens created by Purchaser or any of its Subsidiaries or pursuant to applicable securities law restrictions).”

Section 1.3 Amendment of Section 1.02. Section 1.02 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“SECTION 1.02 Consideration. (a) As consideration for the Shares, the Purchaser shall:

(i) cause NewPageCo to pay to Seller, in the manner described herein, an amount of cash equal to (the “Cash Purchase Price“):

(A) $1,500,000,000 (the “Base Purchase Price“),

(B) minus the Final Closing Date Net Indebtedness,

(C) plus the Final Working Capital Adjustment, and

(ii) cause Holdco to issue, transfer and deliver to Seller 11,251,326 newly issued shares of Common Stock, par value $0.01 per share, of Holdco (the “Holdco Shares“) (representing as of the Closing, 19.9% of the outstanding Holdco Shares (not taking into account any additional equity issued by Holdco to management from and after the Closing pursuant to Holdco’s 2008 Management Incentive Plan)), free and clear of Liens (other than Liens created by the Securityholders Agreement and those Liens created by Seller or any of its Subsidiaries or pursuant to applicable securities law restrictions), such that the equity capitalization of Holdco as of the completion of the Closing on the Closing Date, on both outstanding and fully diluted bases are as set forth in Exhibit D; and

(iii) cause Holdco to issue to Seller a promissory note in the form attached hereto as Exhibit E (the “Holdco Note”).

(b) Not less than three Business Days prior to Closing, Seller shall prepare and deliver to Purchaser a certificate that sets forth Seller’s good faith estimate (together with reasonably detailed back-up data to support such estimate) of (i) the Closing Date Net Indebtedness (such estimate, the “Estimated Closing Date Net Indebtedness“) and (ii) the Working Capital Adjustment (such estimate, the “Estimated Working Capital Adjustment“). The Estimated Closing Date Net Indebtedness and the Estimated Working Capital Adjustment shall be prepared in accordance with the methodologies for preparing the Final Closing Date Net Indebtedness and the Final Working Capital Adjustment. During the preparation and calculation of the Estimated Closing Date Net Indebtedness and Estimated Working Capital Adjustment, Seller shall, and shall cause its Subsidiaries, to afford Purchaser a reasonable opportunity to review the preparation of Estimated Closing Date Net Indebtedness and Estimated Working Capital Adjustment.

(c) At Closing, (i) Purchaser shall cause NewPageCo to deliver to Seller, an amount in cash (such amount, the “Estimated Cash Purchase Price”) equal to (x) the Base Purchase Price minus (y) the Estimated Closing Date Net Indebtedness plus (z) the Estimated Working Capital Adjustment. Such payment shall be made at the Closing by wire transfer of immediately available U.S. funds to an account to be specified in a written notice delivered by Seller to Purchaser at least three Business Days prior to the Closing.

(d) The Bridge Loan shall be extinguished by way of (i) immediately prior to the Closing, Stora Enso North America Corp. delivering to Seller on behalf of the Company an amount in cash equal to $90,000,000 (provided that, notwithstanding anything herein to the contrary, such cash delivery shall be deemed not to reduce the amount of cash included in the Closing Date Net Indebtedness) and (ii) at Closing, Purchaser causing NewPageCo to deliver to Seller an amount in cash equal to the Bridge Loan Amount minus $90,000,000. The payment referenced in clause (ii) of the prior sentence shall be made at the Closing by wire transfer of immediately available U.S. funds to an account to be specified in a written notice delivered by Seller to Purchaser at least three Business Days prior to the Closing.”

Section 1.4 Amendment of Section 1.03. Section 1.03 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“SECTION 1.03. Closing; Proceedings at Closing. (a) The closing of the transactions contemplated hereby (the “Closing“) shall be held at 9:30 a.m. (New York City time) at the offices of Schulte Roth & Zabel LLP, 919 Third Avenue, New York, New York on the date (such date, the “Closing Date“) that is specified by the Parties, but no later than the fifth Business Day after the satisfaction or waiver of the conditions set forth in Article VI of this Agreement (other than the conditions which can only be fulfilled on the Closing Date, but subject to the waiver or fulfillment of these conditions on such date) or at such other place, time and/or date as the Parties may otherwise agree in writing; provided that notwithstanding the satisfaction or waiver of the conditions set forth in Article VI, the Parties shall not be required to effect the Closing until the earlier of (x) a date during the Marketing Period specified by Purchaser on no less than three Business Days’ notice to Seller and (y) the final day of the Marketing Period, subject in each case to the satisfaction and waiver of all of the conditions set forth in Article VI as of the date determined pursuant to this proviso. The Closing will be deemed to have occurred as of 12:01 a.m. New York City time on the Closing Date, except that for purposes of determining the amounts of inventory, accounts payable and accrued payroll and benefits attributable to any facility listed on Exhibit I as of the Closing for purposes of Closing Date Working Capital, the Closing shall be deemed to have occurred at the time on the Closing Date corresponding to such facility as specified on Exhibit I.

(b) At the Closing, Purchaser shall deliver, or cause to be delivered, to Seller:

(i) the Estimated Cash Purchase Price;

(ii) a share certificate in the name of Seller representing the Holdco Shares, free and clear of all Liens (other than Liens created by the Securityholders Agreement and those Liens created by Seller or any of its Subsidiaries or pursuant to applicable securities law restrictions);

(iii) the amount, not to exceed the amount obtained by subtracting Closing Date Net Indebtedness (other than amount owed under the Bridge Loan Agreement) from the Base Purchase Price, owed by the Company under the Bridge Loan Agreement as of the Closing and payable in accordance with a duly executed pay-off letter satisfying the requirements of Section 5.17 (which amount shall be included in Closing Date Net Indebtedness) (the “Bridge Loan Amount”) minus $90,000,000;

(iv) the certificate specified in Section 6.01(e);

(v) a certificate from Purchaser, dated as of the Closing Date, certifying that the equity capitalization of Holdco and Purchaser upon, and after giving effect to, the Closing is as set forth on Exhibit D hereto;

(vi) a certificate from Holdco dated as of the Closing Date, to the effect that Holdco is not a foreign person pursuant to Treasury Regulation Section 1.1445-2(b)(2);

(vii) a receipt duly executed by Purchaser acknowledging receipt of the Shares;

(viii) a duly executed counterparty of each Related Document that is to be executed by Purchaser or Holdco on the Closing Date;

(ix) the duly executed Holdco Note in customary form;

(x) a certificate from Purchaser, dated as of the Closing Date, certifying that the amount of Closed System Payout is zero; and

(xi) all other documents, instruments and writings (but not legal opinions) reasonably requested in writing with reasonable advance notice to be delivered by Seller at or prior to the Closing pursuant to this Agreement or otherwise herewith.

(c) At the Closing, Seller will deliver to Purchaser:

(i) a share certificate representing all of the Shares, free and clear of all Liens (other than those created by this Agreement and those Liens created by Purchaser or any of its Subsidiaries or pursuant to applicable securities law restrictions), in the name of NewPageCo in accordance with Section 1.06;

(ii) the certificates specified in Section 6.02(e) and (f);

(iii) resignations and releases from each of the directors of the Company and each of its Subsidiaries who are also employees of Seller, in each case, effective as of the Closing;

(iv) a certificate from the Company dated as of the Closing Date to the effect that the Company is not a United States Real Property Holding Corporation within the meaning of Section 897(c)(2) of the Code and that no interest in the Company is a United States real property interest, in accordance with Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h);

(v) the payoff letters required by Section 5.17 (Indebtedness);

(vi) a receipt duly executed by Seller acknowledging the receipt of the Estimated Cash Purchase Price, the Holdco Shares and the Holdco Note referenced in Sections 1.03(b)(i), (ii), and (ix);

(vii) a duly executed counterparty of each Related Document that is to be executed by Seller, the Company or any of their respective Subsidiaries on the Closing Date; and

(viii) all other documents, instruments and writings (but not legal opinions) reasonably requested in writing with reasonable advance notice to be delivered by Purchaser at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith.

(d) In accordance with Section 1.02(d), the Company shall cause Stora Enso North America Corp. to deliver to Seller immediately prior to the Closing on behalf of the Company $90,000,000. Seller shall deliver to the Company a duly executed receipt acknowledging receipt of such amount.

(e) All proceedings to be taken and all documents to be executed and delivered by all Parties at the Closing shall be deemed to have been taken and executed simultaneously and no proceedings shall be deemed taken nor any documents deemed executed or delivered until all have been taken, executed and delivered.

(f) With respect to directors of the Company and each of its Subsidiaries who are not employees of Seller, Seller shall use its reasonable best efforts to remove all such directors as of the Closing upon Purchaser’s request and to cause such directors to deliver at the Closing their resignations and releases.”

Section 1.5 Amendment of Section 1.04. Section 1.04 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“SECTION 1.04. Post-Closing Adjustment. (a) Within 60 calendar days following the Closing, Purchaser shall prepare and deliver to Seller a statement setting forth Purchaser’s calculation of (i) the Working Capital Adjustment and (ii) the Closing Date Net Indebtedness. The calculation of the Closing Date Working Capital shall be prepared in accordance with GAAP applied in a manner consistent with the audited Financial Statements and by otherwise applying the same methodologies and accounting policies used in and otherwise on a basis consistent with the preparation of the audited Financial Statements, in all cases, except to the extent otherwise expressly provided in Exhibit A or in the definition of Closing Date Working Capital. The calculation of Closing Date Net Indebtedness shall be prepared in accordance with the definition of “Closing Date Net Indebtedness”. The “Working Capital Adjustment“ means an amount (which amount may be positive or negative) equal to the Closing Date Working Capital minus the Target Working Capital. “Closing Date Working Capital“ means the net amount, as of the Closing (but without giving effect to any actions of Purchaser, or to actions of the Company or its Subsidiaries taken at the Closing that are contemplated by this Agreement) of the accounts of the Company and its Subsidiaries, on a consolidated basis, including the aggregate amount of the SEO Rebate Payables and the adjustment prescribed by Section 1.04(i), and excluding the Excluded Assets and related Liabilities, determined, subject to Sections 1.04(h), 1.04(i) and 1.04(j), in accordance with Exhibit A (for the avoidance of doubt, amounts included in the determination of the Closing Date Net Indebtedness shall be excluded from the determination of the Closing Date Working Capital). “Closing Date Net Indebtedness“ means Net Indebtedness of the Company and its Subsidiaries as of the Closing Date. For purposes of illustration, Exhibit A sets forth the calculation, from the combined balance sheet of the Company and its Subsidiaries as at December 31, 2006, of what the Closing Date Working Capital would be if the Closing Date had been December 31, 2006, without regard for the SEO Rebate Payables or the adjustments prescribed by Section 1.04(i). The calculation of Closing Date Working Capital shall be prepared without giving effect to any actions of the Purchaser, or to any actions of the Company or its Subsidiaries taken at the Closing that are contemplated by this Agreement.

(b) Seller shall have 30 calendar days following receipt of the statement referred to in Section 1.04(a) to deliver to Purchaser a written notice (a “Notice of Dispute“) that Seller disputes Purchaser’s calculation of any of the amounts or any portion of the amounts set forth therein, which Notice of Dispute shall set forth in reasonable detail the basis for each element of such dispute. If Seller does not deliver a Notice of Dispute on or before the expiration of such 30-day period (or if Seller notifies Purchaser in writing that there is no such dispute), the calculations prepared by Purchaser shall be deemed to be final, binding and conclusive. In the event Seller delivers a Notice of Dispute with respect to only certain of the amounts or certain portions of the amounts set forth therein but not others, then any undisputed amount or portion thereof shall be deemed to be final, binding and conclusive. In the event Seller delivers a Notice of Dispute to Purchaser, then Seller and Purchaser shall cooperate in good faith to resolve any such dispute as promptly as possible. During such 30-day period, Purchaser shall provide Seller reasonable access to the Purchaser’s and the Company’s personnel, properties and records relevant to the calculation of the Working Capital Adjustment and the Closing Date Net Indebtedness (subject to the execution of customary work paper access letters if requested).

(c) In the event that Purchaser and Seller are unable to resolve all such disagreements on or before the 30th calendar day following the delivery of such Notice of Dispute, Purchaser and Seller shall retain Deloitte & Touche LLP, or if Deloitte & Touche LLP is unable or unwilling to be retained, then such other nationally recognized independent public accounting firm upon whom Purchaser and Seller may mutually agree (such accounting firm being referred to as the “Accounting Firm“), to resolve all such disagreements. The Accounting Firm may only resolve disagreements as to matters covered by the Notice of Dispute. All matters not covered by the Notice of Dispute shall be deemed to be final, binding and conclusive. The determination by the Accounting Firm shall be final, binding and conclusive on both Seller and Purchaser. Each of Purchaser and Seller shall promptly provide their assertions regarding the Working Capital Adjustment and the Closing Date Net Indebtedness, as the case may be, in writing to the Accounting Firm and to each other. Purchaser and Seller shall each pay the fees and disbursements of their respective internal and independent accountants and other personnel incurred in the initial preparation, review and final determination of the Working Capital Adjustment and the Closing Date Net Indebtedness, as the case may be. All fees and expenses relating to the work, if any, to be performed by the Accounting Firm shall be borne pro rata as between Seller, on the one hand, and Purchaser, on the other, in proportion to the allocation of the dollar value of the amounts in dispute between Seller and Purchaser made by the Accounting Firm such that the prevailing Party prevailing on the greater dollar value of such disputes pays the lesser proportion of the fees and expenses. The Accounting Firm shall be instructed to render its determination as soon as reasonably possible (which the Parties hereto agree should not be later than 90 calendar days following the day on which the disagreement is referred to the Accounting Firm). The Accounting Firm shall conduct its determination activities in a manner wherein all materials submitted to it are held in confidence and shall not be disclosed to any third parties (other than any designated authorized Representative of a Party). The Accounting Firm shall base its determination solely on the written submissions of the parties and shall not conduct an independent investigation. The Parties agree that judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the Party against which such determination is to be enforced.

(d) For purposes of this Agreement, (i) the “Final Working Capital Adjustment“ (which amount may be a positive or negative number) shall mean the Working Capital Adjustment as finally determined in accordance with this Section 1.04 and (ii) “Final Closing Date Net Indebtedness“ shall mean the Closing Date Net Indebtedness as finally determined in accordance with this Section 1.04.

(e) Upon final determination of the Final Working Capital Adjustment:

(i) if the Final Working Capital Adjustment exceeds the Estimated Working Capital Adjustment, Purchaser shall cause NewPageCo to deliver to Seller the amount of such difference; or

(ii) if the Estimated Working Capital Adjustment exceeds the Final Working Capital Adjustment, Seller shall deliver to NewPageCo (or at the Purchaser’s direction, to the Company) the amount of such difference.

(f) Upon final determination of the Final Closing Date Net Indebtedness:

(i) if the Final Closing Date Net Indebtedness exceeds the Estimated Closing Date Net Indebtedness, Seller shall deliver to NewPageCo (or at the Purchaser’s direction, to the Company) the amount of such difference; or

(ii) if the Estimated Closing Date Net Indebtedness exceeds the Final Closing Date Net Indebtedness, Purchaser shall cause NewPageCo to deliver to Seller the amount of such difference.

(g) All payments under Sections 1.04(e) and (f) shall be made, together with interest on such amount from the Closing Date to the date of payment at a per annum rate equal to the JPMorgan Chase prime rate (determined as of the Closing Date), by wire transfer of immediately available funds to an account specified in writing by the receiving Party.”

(h) It is understood and agreed that (i) the Company and its Subsidiaries will have receivables at Closing (the “Import Receivables”) that represent amounts owing to the Company and its Subsidiaries from third party customers as a result of the sale by the Company and its Subsidiaries to these third party customers of products imported by Seller and (ii) the Import Receivables will be excluded from the determination of Closing Date Working Capital for all purposes of this Agreement. From and after the Closing, Purchaser agrees to cause the Company and its Subsidiaries (i) to pursue the collection of the Import Receivables consistent with the ordinary course of the Company’s customer accounts receivable collection practice and (ii) to promptly transfer to Seller an amount equal to the cash realization of the Import Receivables, net of any out-of-pocket costs incurred in such collection. Within ten Business Days after the end of each month from and after the Closing through and including the first month in which all the Import Receivables have been collected or written off consistent with the ordinary course of the Company’s customer accounts receivable collection practice, Purchaser shall cause the Company to deliver to Seller a certification by an officer of the Company specifying as of such month-end the total amount of the Import Receivables that have been collected and that remain uncollected, respectively, and the total amount of out-of-pocket expenses incurred by the Company in connection with, and netted against, such collection. Except as expressly set forth in this Section 1.04(h), the obligations of Purchaser and the Company to Seller under this Section 1.04(h) shall be without any right of set-off.

(i) It is understood that Purchaser is require to reimburse Seller and its Subsidiaries for certain expenses pursuant to Sections 5.08(b) and 5.09(b) (the “Reimbursable Expenses”). The Parties agree that all accounts payable of the Company and its Subsidiaries as of the Closing Date that constitute Reimbursable Expenses shall be excluded from the determination of Closing Date Working Capital, notwithstanding the definition of Closing Date Working Capital. Any such excluded accounts payable (to the extent they would have been included in Closing Date Working Capital but for this Section 1.04(i)) shall be deemed to have been paid by Purchaser at Closing in satisfaction of Purchaser’s obligation under Section 5.08(b) or 5.09(b), as applicable.

(j) The Parties acknowledge that the Company (i) currently incurs obligations to make payments on behalf of Seller and its Subsidiaries (other than the Company and its Subsidiaries) to certain customers of Seller and/or its Subsidiaries (other than the Company and its Subsidiaries), (ii) makes such payments on behalf of Seller and its Subsidiaries (other than the Company and its Subsidiaries) when due and (iii) is reimbursed by the Seller for such payments. The Parties agree that the determination of Closing Date Working Capital shall include all obligations of the Company or any of its Subsidiaries to make payments on behalf of Seller or any of its Subsidiaries to any customers of Seller or any of its Subsidiaries (other than the Company and its Subsidiaries) to the extent outstanding as of the Closing (the “SEO Rebate Payables”). From and after the Closing, Seller shall no longer reimburse the Company and its Subsidiaries for the SEO Rebate Payables.

Section 1.6 Amendment of Section 1.05. Section 1.05 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“SECTION 1.05. Closing Date Equity Capitalization. Purchaser shall cause Holdco upon, and after giving effect to, the Closing, to have the equity capitalization (on an issued and outstanding basis and on a fully diluted basis) as set forth on Exhibit D and to have Organizational Documents in the form attached hereto as Exhibit J.”

Section 1.7 Insertion of Section 1.06. The following language shall be inserted as Section 1.06 of the Purchase Agreement:

“SECTION 1.06. Pre-Closing Assignments by Purchaser.

(a) The Parties acknowledge that, prior to the Closing, the following will occur:

(i) Purchaser will assign its right to acquire 511 of the Shares at Closing to Holdco in exchange for Holdco agreeing to deliver to Seller at Closing the Holdco Shares and the Holdco Note; and

(ii) Purchaser will assign its right to acquire 1,748 of the Shares at Closing to NewPageCo in exchange for NewPageCo agreeing to assume, subject to the proviso in Section 10.05, all of Purchaser’s obligations under this Agreement other than the obligation to deliver the Holdco Shares and the Holdco Note.

(b) The Parties acknowledge that, at the Closing, subject to the terms and subject to the conditions set forth in this Agreement, the following will occur:

(i) NewPageCo will acquire 1,748 of the Shares pursuant to Section 1.01; and

(ii)(x) Holdco will acquire 511 of the Shares from Seller pursuant to Section 1.01, (y) Holdco will contribute to Purchaser such Shares pursuant to Section 351 of the Code and (z) Purchaser will contribute such Shares to NewPageCo pursuant to Section 351 of the Code, such that, as a result of clause (i) and this clause (ii), NewPageCo will own all of the Shares immediately after the Closing.

(c) Seller shall cause the Company to cancel the existing share certificate in the name of Seller prior to the Closing and deliver to Purchaser at the Closing a share certificate in the name of NewPageCo representing all of the outstanding shares of the Company as provided in Section 1.03(c)(i).”

Section 1.8 Amendment of Section 3.14(b). Section 3.14(b) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“(b) Seller does not own or license any Intellectual Property Rights that are used in or necessary for the conduct of the Business by the Company or any of its Subsidiaries except: (i) as provided or licensed by Seller pursuant to the terms of the Amended and Restated Transition Services Agreement or the Amended and Restated Intellectual Property Agreement or (ii) for the Excluded Assets.”

Section 1.9 Amendment of Section 4.16. Section 4.16 of the Purchase Agreement is hereby amended by adding the following sentence at the end thereof:

“SECTION 4.16. Investment Intent. Purchaser acknowledges, on behalf of itself, Holdco and NewPageCo, that the Shares have not been registered under the Securities Act, as amended and that the Shares may not be resold absent such registration or unless an exemption therefrom is available. Purchaser is causing Holdco and NewPageCo to acquire the Shares for their own respective account (subject to Section 1.06), for investment purposes only and not with a view toward distribution thereof. Each of Holdco and NewPageCo is an “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act.”

Section 1.10 Amendment of Section 5.07(a). Section 5.07(a) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“(a) The Company and Seller agree that, effective as of immediately prior to the Closing, each of the agreements listed in Section 5.07(i) of the Company Disclosure Schedule shall be automatically terminated without any further action by the parties thereto or any further liability, penalty or cost of the Purchaser, Holdco, Company or any Subsidiaries or Seller thereunder; provided, that any account receivable or account payable accrued prior to the Closing Date under such arrangements shall survive until paid in due course but solely to the extent reflected in the calculation of Closing Date Working Capital. The Company and Seller agree that, effective as of immediately prior to Closing, all agreements listed on Exhibit G shall have been terminated, cancelled, settled or otherwise made inoperative without any further action by the parties thereto without any further obligations under such agreements. Purchaser, Seller and the Company acknowledge and agree that (i) the Indebtedness under the Bridge Loan Agreement shall be extinguished at Closing by or on behalf of Purchaser in accordance with Sections 1.03(b)(iii) and 1.03(d) and (ii) on and after the Closing Date, the Company shall no longer have any rights or obligations or otherwise be able to benefit from those agreements set forth in Section 5.07(ii) of the Company Disclosure Schedule (such agreements, the “Terminated Contracts“). Without limitation to the foregoing, on or prior to the Closing Date and except as provided in Sections 1.03(b)(iii) as provided in the Amended and Restated Transition Services Agreement and Section 5.07(b), Seller and the Company shall terminate or cause to be terminated, and eliminate and procure the release of all current and future liabilities (including liabilities for all obligations to indemnify Seller or otherwise hold it harmless pursuant to any agreement or other arrangement entered into prior to the Closing), and the termination of all rights, of the Company and each of its Subsidiaries under all agreements, intercompany accounts payable and accounts receivable between the Company or any of its Subsidiaries, on the one hand, and Seller or any Affiliate of Seller, other than the Company and its Subsidiaries, on the other hand, without any further action by the parties thereto or any further liability, penalty or cost of the Company, Seller, Purchaser or any of their respective Affiliates. Notwithstanding anything to the contrary in this Section 5.07, the Seller Guarantees, subject to the terms of Sections 5.10, and the Company’s obligation to pay the SEO Rebate Payables shall remain in full force and effect from and after the Closing.”

Section 1.11 Amendment of Section 5.10(a). Section 5.10(a) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“(a) Subject to the proviso in the penultimate sentence of this subsection (a), Purchaser shall use its reasonable best efforts to have released and cancelled each Seller Guarantee (other than any Seller Guarantee in respect of Indebtedness that is paid in full under Section 5.17) set forth in item 4 on Section 3.18(a) of the Company Disclosure Schedule or to cause itself and/or one or more of its Affiliates or a letter of credit to be substituted for Seller and each of Seller and each of Seller’s Affiliates in respect of such Seller Guarantee, in each case, as of the Closing Date. To the extent such release or substitution of any Seller Guarantee contemplated by the first sentence of this Section 5.10(a) has not been effected as of the Closing Date, (i) subject to the proviso in the penultimate sentence of this subsection (a), Purchaser and Seller shall use all commercially reasonable efforts to terminate (without any surviving liability) the agreement underlying such Seller Guarantee as of the Closing Date or as soon as possible thereafter and (ii) until such agreement is terminated (without any surviving liability) Purchaser agrees, and after the Closing Date, shall cause the Company, in each case, unconditionally and irrevocably, without the right of setoff, to pay to, reimburse and indemnify and hold harmless,

Seller for and against any payments, costs and expenditures incurred by Seller or any of its Affiliates after the Closing as relating to such Seller Guarantee until the complete release of Seller and its Affiliates under such Seller Guarantee. With respect to all guarantees issued by Seller on behalf of the Company and its Subsidiaries in respect of the assignment of the Current Pulp Supply Contracts, (i) Purchaser shall use commercially reasonable efforts to replace such guarantees as soon as possible after the Closing Date by offering to provide guarantees by NewPageCo in respect of performance obligations of the Company or any of its Subsidiaries under the Current Pulp Supply Contracts and (ii) until the applicable guarantee of Seller is extinguished (without any surviving liability to Seller) or has expired, Purchaser agrees, and after the Closing Date, shall cause the Company, in each case, unconditionally and irrevocably, without the right of setoff, to pay to, reimburse and indemnify and hold harmless Seller for and against any payments, costs and expenditures incurred by Seller or any of its Affiliates after the Closing pursuant to such guarantee. If, notwithstanding Purchaser’s reasonable best efforts described above, any Seller Guarantee (other than any Seller Guarantee in respect of Indebtedness that is paid in full under Section 5.17) is outstanding after the Closing Date, Purchaser shall cause the Company to deliver at the Closing an irrevocable letter of credit in an amount sufficient to cover all of Purchaser’s and the Company’s potential payment, reimbursement and indemnification obligations under this Section 5.10, including with respect to the Sale Lease-Back, the amount set forth on Schedule 5.10 of the Company Disclosure Schedule; provided, however, that in no event shall Purchaser or any of its Affiliates be required to (i) obtain an aggregate amount of letters of credit in excess of $10 million or (ii) provide, issue, incur or otherwise enter into any Credit Support Obligations except for the issuance of guarantees by NewPageCo in respect of performance obligations of the Company or any of its Subsidiaries to the extent permitted by Holdco’s and NewPageCo’s financing arrangements. Seller or the applicable counter-party of the agreement underlying the Seller Guarantee shall be the beneficiary of each such letter of credit.”

Section 1.12 Amendment of Section 5.18(b). Section 5.18(b) is hereby amended and restated in its entirety as follows:

“(b) At the Closing, Seller and the Company shall enter into the Pulp Supply Agreement.”

Section 1.13 Amendment of Section 8.01(d). Section 8.01(d) is hereby amended and restated in its entirety as follows:

“(d) by written notice from Seller to Purchaser if (i) the conditions set forth in Section 6.02 have been satisfied (other than those conditions that by their terms are to be satisfied at Closing, and on the date of such termination no state of facts or circumstances exists that would cause such conditions not to be able to be satisfied on the Closing Date if the Closing were to occur on such date) and (ii) on or prior to the last day of the Marketing Period, neither Purchaser nor NewPageCo has received the proceeds of the Financing; or”

Section 1.14 Amendment of Section 10.02(a).

1.14.1 Section 10.02(a) is hereby amended by deleting the below listed definitions therein and replacing it with the following, as applicable:

“Bridge Loan Agreement“ means the Bridge Loan Agreement, dated as of December 6, 2007, between Seller and the Company pursuant to which the Company had $1,332,200,000 in aggregate principal amount and accrued interest outstanding as of immediately prior to the Closing.

“Indebtedness“ of any Person means, as of any date, the amount equal to the sum (without any double-counting) of the following obligations (whether or not then due and payable), to the extent they are of such Person or its Subsidiary or guaranteed by such Person or its Subsidiary (other than the SEPH Woodlands Guarantees): (i) all outstanding indebtedness for borrowed money owed to third parties, (ii) accrued interest payable with respect to Indebtedness referred to in clause (i), (iii) all obligations evidenced by notes, bonds, debentures or other similar instruments (whether or not convertible), (iv) all obligations under indentures or arising out of any financial hedging arrangements, (v) all obligations for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business consistent with past practice) and (vi) all obligations as lessee that would be required to be capitalized in accordance with GAAP other than the Sale Lease-Back. In addition, “Indebtedness” shall include, without duplication of other amounts included in Indebtedness, to the extent not fully paid before Closing (or at the Closing with funds (A) not included as cash of the Company in the Closing Date Net Indebtedness and (B) not provided by Purchaser on behalf of the Company or Seller), all amounts owing (whether or not then due and payable) by the Company or any of its Subsidiaries as out-of-pocket advisory, broker, legal, investment banking and other professional fees incurred with respect to periods before the Closing in connection with the transactions contemplated by this Agreement (other than amounts expressly required to be borne by Purchaser by this Agreement, including Sections 5.08(b) and 5.09(b)). For the avoidance of doubt, (x) the Sale Lease-Back will not be considered “Indebtedness” for purposes of this Agreement and (y) underfunded liabilities under the Company and its Subsidiaries pension funds and retiree medical plans will not be considered “Indebtedness” for purposes of this Agreement. In the event a new restructuring is implemented after December 31, 2006 by the Company or any of its Subsidiaries, then any current portion of any provision for such restructuring that would be included in the combined balance sheet of the Company and its Subsidiaries as of the Closing Date, determined in accordance with the same methodology as the audited balance sheet as of December 31, 2006 included in the Company Disclosure Schedule, shall be deemed to be Indebtedness as of the Closing Date.

“Net Indebtedness“ means the aggregate amount of all (i) Indebtedness, plus (ii) all prepayment premiums, penalties, breakage costs, “make whole amounts,” costs, expenses and other agreed payment obligations of the Company and its Subsidiaries (without any double counting) that would arise (whether or not then due and payable) if the aggregate amount of all Indebtedness of the Company and its Subsidiaries were prepaid in full on the Closing Date (including, without limitation, if any item of Indebtedness cannot be repaid on or before the Closing Date (e.g., as a result of an irrevocable advance notice requirement), all interest on and other accretion of such item that occurs between the Closing Date and the earliest date that repayment may occur (e.g., if notice were delivered on the Closing Date) and all out of pocket fees and expenses incurred in connection with repayment of Indebtedness of the Company and its Subsidiaries, whether or not due and payable, including, without limitation, any amounts owing to any trustee or advisors, but without double-counting with any amounts included in Indebtedness, plus any transaction-related payments payable by the Company as of or after the

Closing to any employee of the Company or any employee of any Affiliate of the Company relating to the transactions contemplated herein (for the avoidance of doubt, this reference to transaction-related payments to employees refers to single-trigger pay-outs based on the occurrence of the Closing and not to any double trigger change-in-control obligations, retention payments based on remaining employed for a period after the Closing or payments triggered by termination of such employee from and after the consummation of the Closing), plus (iii) the amount owed under the Bridge Loan Agreement (plus all prepayment premiums, penalties, breakage costs, “make whole amounts,” costs, expenses and other agreed payment obligations of the Company and its Subsidiaries pursuant thereto) (without any double counting), minus (iv) all “cash and cash equivalents” (determined in accordance with GAAP), plus (v) $3,000,000.

“Related Documents“ means the Securityholders Agreement, the Guarantee, the Amended and Restated Transition Services Agreement, the Amended and Restated Intellectual Property Agreement, the Pulp Supply Agreement, the Holdco Note, the Corenso Agreements and each other agreement, certificate or document relating to this Agreement or the transactions contemplated hereby.

1.14.2 Section 10.02(a) is hereby amended by adding the following definitions:

“NewPageCo” means NewPage Corporation.

“SEPH Woodlands Guarantees” means the guarantees issued by Stora Enso Port Hawkesbury Limited in respect of bank loans to pulpwood contractors for the purchase of equipment required to supply, produce or transport forest products to Stora Enso Port Hawkesbury Limited, which bank loans, as of October 31, 2007, totaled $5,938,686.10 in the aggregate.

Section 1.15 Amendment of Section 10.03. Section 10.03 is hereby amended by deleting the contact information provided for notice to Seller or the Company (if prior to Closing) and replacing it with the following:

“Stora Enso Oyj
Kanavaranta 1 P.O. Box 309
Fin-00101 Helsinki, Finland
Attention: Erkki Autio
Facsimile: +358 2046 21359”

Section 1.16 Amendment of Section 10.05. Section 10.05 is hereby amended and restated in its entirety as follows:

“SECTION 10.05. Entire Agreement; Assignment; Execution. This Agreement, together with the Schedules and Exhibits hereto, the Confidentiality Agreement, the Joint Defense Agreement and the Related Documents, constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned and no obligations hereunder may be transferred by any Party, provided, however, that Purchaser may transfer any of its rights and obligations to any Affiliate of Purchaser and Purchaser may pledge any of its rights hereunder or under any Related Document as collateral to support the Financing, but no such transfer or assignment shall relieve Purchaser of any of its obligations hereunder. Any attempted assignment or transfer which does not comply with the provisions of this Section 10.05 shall be null and void ab initio. This Agreement shall be binding upon a Party hereto only upon the manual execution and delivery (which delivery may be by telecopy or facsimile or electronic mail) of a signature page to a counterpart hereto.”

ARTICLE II

AMENDMENT TO SCHEDULES AND EXHIBITS TO PURCHASE AGREEMENT

Section 2.1 Amendment of Section 3.09(a) of the Company Disclosure Schedule. Section 3.09(a) of the Company Disclosure Schedule to the Purchase Agreement is hereby amended and restated in its entirety as set forth on Annex A hereto.

Section 2.2 Amendment of Section 3.09(b) of the Company Disclosure Schedule. Section 3.09(b) of the Company Disclosure Schedule to the Purchase Agreement is hereby amended and restated in its entirety as set forth on Annex B hereto.

Section 2.3 Amendment of Section 3.14(a) of the Company Disclosure Schedule. Section 3.14(a) of the Company Disclosure Schedule to the Purchase Agreement is hereby amended and restated in its entirety as set forth on Annex C hereto.

Section 2.4 Amendment of Section 4.18 of the Company Disclosure Schedule. Section 4.18 of the Company Disclosure Schedule to the Purchase Agreement is hereby amended and restated in its entirety as set forth on Annex D hereto.

Section 2.5 Amendment of Section 5.02 of the Company Disclosure Schedule. Section 5.02 of the Company Disclosure Schedule to the Purchase Agreement is hereby amended and restated in its entirety as set forth on Annex E hereto.

Section 2.6 Amendment of Section 5.14 of the Company Disclosure Schedule. Section 5.14 of the Company Disclosure Schedule to the Purchase Agreement is hereby amended and restated in its entirety as set forth on Annex F hereto.

Section 2.7 Amendment of Section 5.15 of the Company Disclosure Schedule. Section 5.15 of the Company Disclosure Schedule to the Purchase Agreement is hereby amended and restated in its entirety as set forth on Annex G hereto.

Section 2.8 Amendment of Exhibit A of the Purchase Agreement. Exhibit A to the Purchase Agreement is hereby amended and restated in its entirety as set forth on Annex H hereto.

Section 2.9 Amendment of Section 3.18 of the Company Disclosure Schedule. Section 3.18 of the Company Disclosure Schedule to the Purchase Agreement is hereby amended and restated in its entirety as set forth on Annex I hereto (other than for purposes of Section 5.10(a)).

ARTICLE III

MISCELLANEOUS

Section 3.1 No Waiver. Nothing in this Amendment shall constitute a waiver by Seller or Purchaser of any breach or default on the part of any party to the Purchase Agreement.

Section 3.2 Governing Law; Jurisdiction. The provisions of Sections 15.3 and 15.4 of the Purchase Agreement shall apply to this Amendment as if references to “Agreement” therein were to this Amendment.

Section 3.3 No Other Agreements. This Amendment together with the Purchase Agreement (as amended by this Amendment and together with the Schedules and Exhibits referenced herein), the Confidentiality Agreement, the Joint Defense Agreement and the Related Documents, constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

Section 3.4 Effect. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the representations, warranties, terms, conditions, obligations, covenants or agreements contained in the Purchase Agreement, all of which shall continue in full force and effect in accordance with their respective terms. For the avoidance of doubt, except as expressly set forth herein, the execution, delivery and effectiveness of this Amendment shall not constitute a reaffirmation, remaking, withdrawal or modification as of the date of this Amendment of any of the representations, warranties or covenants of any party hereto.

Section 3.5 Counterparts; Execution and Delivery by Facsimile. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. This Amendment may be executed and delivered by facsimile, with such delivery to be as effective as delivery of an originally executed counterpart hereof.

Section 3.6 Sale Lease-Back Reclassification. Notwithstanding anything in herein or in any other document to the contrary, for all purposes of the Purchase Agreement and this Amendment, the Sale Lease-Back shall be treated as if its reclassification from an operating lease to a capital lease had not occurred and there shall be no other consequences in connection with this reclassification in connection with the Purchase Agreement or this Amendment other than as documented herein.

Section 3.7 Holdco Capitalization at Closing. Notwithstanding anything in herein or in any other document to the contrary, for all purposes of the Purchase Agreement and this Amendment, including Exhibit D to the Purchase Agreement, when calculating (i) the aggregate ownership interest of Holdco Shares by Seller, CCM, its Affiliates and certain current officers and directors of Purchaser as of the Closing, and (ii) the number of Holdco Shares issued and outstanding as of the Closing, it shall be assumed that the 232,314 Holdco Shares, which underly (in the aggregate) the stock options to be issued to the persons set forth on Annex I hereto in connection with the Closing, are already issued and outstanding. Purchaser represents and warrants that the persons on Annex I are employees of the NewPageCo and not of CCM or its Affiliates (other than Purchaser and its Subsidiaries).

[signature page follows]

IN WITNESS WHEREOF, the parties hereto caused this Amendment to be duly executed as of the date first above written.

STORA ENSO OYJ

By:	/s/ Markus Rauramo
Name:	Markus Rauramo
Title:	Senior Vice President, Group Treasurer

STORA ENSO NORTH AMERICA INC.

By:	/s/ Markus Rauramo
Name:	Markus Rauramo
Title:	Attorney-in-fact

NEWPAGE HOLDING CORPORATION

By:	/s/ Douglas K. Cooper
Name:	Douglas K. Cooper
Title:	Vice President, General Counsel and Secretary